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                                                                      Exhibit 12


                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratio)
                                  (Unaudited)

                                                    Three Months Ended
                                                      March 31, 2001
                                                      --------------

Earnings:
 Loss before income taxes                                 $(30,305)
 Adjustments:
 Net interest expense (1)                                   20,272
 Amortization of capitalized interest                        1,556
 Portion of rental expense representative of interest          634
 Undistributed loss of affiliate                            (4,395)
 Minority interest                                          14,816
                                                          --------
                                                                        $  2,578
                                                                        ========


Fixed Charges:
 Net interest expense (1)                                 $ 20,272
 Capitalized interest                                        2,847
 Portion of rental expense representative of interest          634
                                                          --------
                                                                        $23,753
                                                                        =======

Ratio of earnings to fixed charges                             0.1
                                                          ========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.